                                                                     EXHIBIT 2.3

--------------------------------------------------------------------------------

                           ASSET PURCHASE AGREEMENT

                                 by and among

                               COMPS.COM, INC.,

                                      and

                                ARA-D/FW, INC.

                                      and

                          AMERICAN REALTY, INC.

                             dated August 27, 1999


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
ARTICLE I DEFINITIONS...............................................     1
     1.1   Defined Terms............................................     1
     1.2   Construction of Certain Terms and Phrases................     6

ARTICLE II PURCHASE AND SALE OF PURCHASED ASSETS....................     7
     2.1   Purchase and Sale of the Company's Assets................     7
     2.2   Excluded Assets..........................................     8
     2.3   Assumed Liabilities......................................     8
     2.4   Purchase Price...........................................     9
     2.5   Allocation of Aggregate Purchase Price...................    10
     2.6   Sales, Use and Other Taxes...............................    10
     2.7   Title....................................................    10
     2.8   [Reserved]...............................................    10
     2.9   Private Placement........................................    10
     2.10  Closing..................................................    10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS...............    12
     3.1   Organization of the Company..............................    13
     3.2   Capital Stock of the Company.............................    13
     3.3   Authority of the Company.................................    13
     3.4   Authority of Stockholder.................................    13
     3.5   No Affiliates............................................    13
     3.6   No Conflicts.............................................    13
     3.7   Governmental Approvals and Filings.......................    14
     3.8   Books and Records........................................    14
     3.9   Financial Statements.....................................    14
     3.10  Absence of Changes.......................................    14
     3.11  No Undisclosed Liabilities...............................    16
     3.12  Purchased Assets.........................................    16
     3.13  Intellectual Property Rights.............................    17
     3.14  Proprietary Information of Third Parties.................    17
     3.15  Litigation...............................................    18
     3.16  Compliance with Law......................................    18
     3.17  Contracts................................................    18
     3.18  Tax Matters..............................................    18
     3.19  Real Property............................................    19
     3.20  Environmental and Occupational Health Matters............    19
     3.21  Equipment................................................    19

                                      (i)

     3.22  Accounts Receivable......................................  19
     3.23  Permits..................................................  19
     3.24  Benefit Plans............................................  19
     3.25  Labor and Employment Relations...........................  20
     3.26  Certain Employees........................................  20
     3.27  Insurance................................................  20
     3.28  Necessary Property.......................................  20
     3.29  Customers................................................  20
     3.30  Third Party Consents.....................................  21
     3.31  Brokers..................................................  21
     3.32  Year 2000 Compliance.....................................  21
     3.33  Assignment of Company Revenue............................  21
     3.34  Investment Representations...............................  21
     3.35  Net Assets...............................................  22
     3.36  Operating Profit.........................................  22
     3.37  Post-Closing Subscription and Serving Hosting
           Obligations..............................................
     3.38  Material Misstatements and Omissions.....................  22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPS..................  23
     4.1   Organization of COMPS....................................  23
     4.2   Authority of COMPS.......................................  23
     4.3   COMPS SEC Filings........................................  23

ARTICLE V ACTIONS BY THE PARTIES AFTER THE CLOSING..................  24
     5.1   Survival of Representations, Warranties, Etc.............  24
     5.2   Indemnification..........................................  24
     5.3   Offset...................................................  26
     5.4   Further Assurances.......................................  27
     5.5   Restricted Securities....................................  27
     5.6   Post-Closing Subscription and Server Hosting Covenants...  29

ARTICLE VI MISCELLANEOUS............................................  29
     6.1   Notices..................................................  29
     6.2   Entire Agreement.........................................  30
     6.3   Waiver...................................................  31
     6.4   Amendment................................................  31
     6.5   No Third Party Beneficiary...............................  31
     6.6   No Assignment; Binding Effect............................  31
     6.7   Headings.................................................  31
     6.8   Severability.............................................  31
     6.9   Governing Law............................................  31
     6.10  Arbitration and Venue....................................  31
     6.11  Consent to Jurisdiction and Forum Selection..............  32

                                     (ii)

     6.12  Expense..................................................  32
     6.13  Construction.............................................  32
     6.14  Counterparts.............................................  32

                                     (iii)

                             EXHIBITS AND SCHEDULES

Exhibits
--------

EXHIBIT A  ARA-D/FW Promissory Note
EXHIBIT B  Software Purchase Promissory Note
EXHIBIT C  Bill of Sale
EXHIBIT D  General Assignment
EXHIBIT E  Consent to Assignment
EXHIBIT F  Intellectual Property Assignment
EXHIBIT G  Non-Competition Agreements
EXHIBIT H  Independent Contractor Agreements
EXHIBIT J  Company Officer's Certificate
EXHIBIT K  Company Secretary's Certificate
EXHIBIT L  COMPS Officer's Certificate


Schedules
---------

SCHEDULE 2.1(b)   Company Customer Lists and Accounts
SCHEDULE 2.1(c)   Company Assumed Contracts
SCHEDULE 2.1(e)   Company Intellectual Property
SCHEDULE 2.1(f)   Company Permits
SCHEDULE 2.1(g)   Operating Assets
SCHEDULE 2.1(h)   Company Accounts Receivable
SCHEDULE 2.2      Excluded Assets
SCHEDULE 2.5      Allocation of Aggregate Purchase Price
DISCLOSURE SCHEDULE

                                     (iv)

                           ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into as of August 27, 1999, by and among COMPS.COM, INC., a Delaware corporation ("COMPS"), ARA-D/FW, Inc., a Texas corporation (the "Company"), and American Realty, Inc., a Texas corporation and the Company's sole stockholder
(the "Stockholder" and together with the Company, "Sellers").

                                    RECITALS
                                    --------

     WHEREAS, the Stockholder owns all of the issued and outstanding capital stock of the Company, consisting of One Thousand (1,000) shares of common stock, no par value per share (the "Company Stock");

     WHEREAS, the Company is in the business of operating the CBN (the "Business");

     WHEREAS, the Company is a party to that certain joint venture with Sendero Investments, Inc. ("Sendero") in the operation of the Business and as a result the Stockholder is willing to be parties to certain indemnification obligations pertaining to the operation of the Business by Sendero as further described in
Article V below;
---------

     WHEREAS, Sellers desire to sell to COMPS, and COMPS desires to purchase from Sellers, substantially all of the assets, properties and rights of the Company that are related to the Business; and

     WHEREAS, COMPS and Sellers desire to make certain representations, warranties, covenants and agreements in connection with such purchase and sale.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1  Defined Terms. As used in this Agreement, the following defined terms
          -------------
have the meanings indicated below:

          "Actions or Proceedings" means any action, suit, proceeding, arbitration, Order (as defined below), inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority (as defined below).

          "Affiliate" means, with respect to any Person (as defined below), another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

          "ARA-D/FW" has the meaning set forth in the first (1st) paragraph.

          "Assets and Properties" and "Assets or Properties" of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

          "Assumed Liabilities" has the meaning set forth in Section 2.3(a).
                                                             --------------

          "Benefit Plan" means any Plan established, arranged or maintained by the Company or any corporate group of which the Company is or was a member, existing at the Closing Date or prior thereto, to which the Company contributes or has contributed, or under which any employee, officer, director or former employee, officer or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

          "Books and Records" of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer's hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person.

          "Business" has the meaning set forth in the first recital of this Agreement.

          "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

          "Cash Purchase Price" has the meaning set forth in Section 2.4(a).
                                                             --------------

          "CBN" means the Commercial Network Brokers. CBN is a comprehensive, internet-delivered, interactive, commercial real estate research and listings service subscribed to by members (those principally involved in the commercial real estate business for their livelihood). At its core are county tax records (containing ownership, legal descriptions, property tax valuations, physical property descriptions, chain of ownership and occasionally some sales information); For lease databases (containing building-specific information for virtually the entire significant industry inventory of office buildings, retail centers, industrial complexes and apartment projects, such as: property name, address, physical details, leasing details-including rental rates, terms, conditions, space availability, occupancy rates, and leasing commission structures, additional information on current property management, personnel and management companies, leasing personnel and their companies, and ownership). For Sales databases, Sales Comparables (derived from county tax appraisal district), key contact information on the persons in the industry, a listing of Travis County Personal Property Tax Records of county businesses - containing key contact person, approximate size, type of business with address. Finally the CBN

Needs and Email Notification systems helps brokers identify specific properties that meet their clients' needs

          "CBN Software" has the meaning set forth in Section 2.4(c).
                                                      --------------

          "Closing" has the meaning set forth in Section 2.10(a).
                                                 ---------------

          "Closing Date" means August 27, 1999.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning set forth in the first paragraph of this Agreement.

          "Company Accounts Receivable" has the meaning set forth in Section
                                                                     -------
2.1(h).
------

          "Company Assumed Contracts" has the meaning set forth in Section
                                                                   -------
2.1(c).
------

          "Company Customers Lists and Accounts" has the meaning set forth in

Section 2.1(b).
--------------

          "Company Employees" has the meaning set forth in Section 2.3(b).
                                                           --------------

          "Company Intellectual Property" has the meaning set forth in Section
                                                                       -------
2.1(e).
------

          "Company Permits" has the meaning set forth in Section 2.1(f).
                                                         --------------

          "Company Records" has the meaning set forth in Section 2.1(d).
                                                         --------------

          "COMPS" has the meaning set forth in the first paragraph of this Agreement.

          "COMPS SEC Filings" has the meaning set forth in Section 4.3.
                                                           -----------

          "Consent to Assignment" has the meaning set forth in Section
                                                               -------
2.10(b)(iv).
-----------

          "Damages" has the meaning set forth in Section 5.2.
                                                 -----------

          "Defined Benefit Plan" means each Benefit Plan which is subject to
Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

          "Disclosure Schedule" means the disclosure schedule attached hereto which sets forth the exceptions to the representations and warranties contained in Article 3 hereof and certain other information called for by this Agreement.
   ---------

          "Encumbrance" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

          "Environmental and Occupational Health Matters" has the meaning set forth in Section 3.20.
         ------------

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Assets" has the meaning set forth in Section 2.2.
                                                         -----------

          "Financial Statements" means (i) the audited balance sheets and related audited statements of income and retained earnings of the Company for the fiscal year ended on December 31, 1998 together with the notes thereto and the related reports of Spranse & Winn LLP or Calhoun & Co., the Company's independent certified public accountants, and (ii) the Interim Financial Statements (as defined below) for the Company.

          "GAAP" means generally accepted accounting principles, applied in a manner consistent with the past practices of the Company.

          "General Assignment" has the meaning set forth in Section
                                                            -------
2.10(b)(iii).

          "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

          "Holdback Amount" has the meaning set forth in Section 2.4(d).
                                                         --------------

          "Independent Contractor Agreement" has the meaning set forth in
Section 2.5(b)(vii);
--------------------

          "Intellectual Property" means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iii) mask works and all applications, registrations and renewals in connection therewith; (iv) trade secrets and confidential business information (including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current research and development, current research and distribution methodologies and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans), however documented; (v) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (vi) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (vii) any and all information concerning the business and affairs of a Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (viii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; (ix) all industrial designs and any registrations and applications therefor; (x) all databases and data collections and all rights therein; and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world related to the Business.

          "Intellectual Property Assignment" has the meaning set forth in
Section 2.10(b)(v).
------------------

          "Interim Financial Statements" means the unaudited balance sheet for the five (5)-month period ended May 31, 1999 and the related unaudited statement of income and retained earnings for the Company each case for the six (6)-month period ended June 30, 1999.

          "Knowledge of Sellers" or "Known to Sellers" means the knowledge of the Stockholder, the Company or any officer or director of the Company, in each case after due inquiry and comprehensive investigation.

          "Liabilities" means any liability (whether known or unknown, whether asserted, or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any liability for Taxes (as defined below).

          "Material Adverse Effect" means, for any Person, a material adverse effect whether individually or in the aggregate (i) on the business, operations, financial condition, Assets and Properties, Liabilities or prospects of such Person, or (ii) on the ability of such Person to consummate the transactions contemplated hereby.

          "Non-Competition Agreements" has the meaning set forth in Section
                                                                    -------
2.10(b)(vi).
-----------

          "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "Ordinary Course of Business" means the action of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

          "Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

          "Permitted Encumbrance" means (i) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and
(ii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business.

          "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

          "Purchase Price" has the meaning set forth in Section 2.4.
                                                        -----------

          "Real Property" has the meaning set forth in Section 3.19.
                                                       ------------

          "SEC" means the United States Securities and Exchange Commission, or any successor entity.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Sendero" has the meaning set forth in the third recital.

          "Sellers" has the meaning set forth in the first paragraph of this Agreement.

          "Stockholder" has the meaning set forth in the first paragraph of this Agreement.

          "Tax" (and, with correlative meaning, "Taxes," "Taxable" and "Taxing") means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign),
(ii) any Liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

          "Tax Return" means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes.

          "Total Capital" has the meaning set forth in Section 3.35.
                                                       ------------

     1.2  Construction of Certain Terms and Phrases. Unless the context of this
          -----------------------------------------
Agreement otherwise requires, (a) words of any gender include each other gender;
(b) words using the singular or plural number also include the plural or singular number, respectively;

(c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or"; and (f) the term "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                  ARTICLE II

                     PURCHASE AND SALE OF PURCHASED ASSETS
                     -------------------------------------

     2.1  Purchase and Sale of the Company's Assets. Subject to the terms and
          -----------------------------------------
conditions of this Agreement, at the Closing, Sellers agree to grant, sell, convey, assign, transfer and deliver to COMPS, and COMPS agrees to purchase and acquire from Sellers, free and clear of any Encumbrance or adverse claim of any kind whatsoever, all of the Company's right, title, and interest in and to the Assets and Properties of the Company wherever located and whether or not specifically referred to in this Agreement, that are used in or pertain to the operations of the Business (the "Purchased Assets"), including without limitation:

          (a) the historical database and other databases of the Company, in electronic and hard copy form, including, without limitation, plat maps, photographs, and sales comparable data, owned or licensed by the Company and used in the Business;

          (b) all former and current customer lists and databases, mailing lists, telephone numbers, correspondence, vendor lists and customer accounts of the Company set forth in Schedule 2.1(b) attached hereto (the "Company
                         ---------------
Customer Lists and Accounts");

          (c) all of the Company's right, title and interest in and to the subscriptions, contracts and agreements pertaining to the Business, as set forth in Schedule 2.1(c) attached hereto (and to the extent oral, accurately described
   ---------------
in Schedule 2.1(c)) (the "Company Assumed Contracts");
   ---------------

          (d) all the Books and Records of the Company relating to the Business, including without limitation, operating data, the data collection methodology, sales and other literatures, files and documents relating to the Business (the "Company Records");

          (e) all right, title and interest in and to all Intellectual Property relating, directly or indirectly to the Company, the Business or the Purchased Assets that is owned by or held by, or on behalf of the Company, or licensed to, the Company, including, without limitation, (i) the name "Commercial Broker's Network" and all variations thereof, (ii) the CBN Software and (iii) the Intellectual Property set forth on Schedule 2.1(e) attached hereto and all
                                   ---------------
improvements, modifications and other Intellectual Property derived therefrom (collectively, the "Company Intellectual Property");

          (f) all licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings held by the Company necessary or incidental to the conduct of the Business as set forth in Schedule 2.1(f)
                                                          ---------------
attached hereto (the "Company Permits");

          (g) all equipment, leasehold improvements, furniture and fixtures, vehicles and other operating assets owned or leased by the Company and used in the Business, including, without limitation, those set forth in Schedule 2.1(g)
                                                                ---------------
attached hereto;

          (h) all accounts, accounts receivable, notes and notes receivable of the Company related to the Business (collectively the "Company Accounts Receivable") as of the Closing Date, including without limitation (a) those Company Accounts Receivables which are not evidenced by instruments or invoices, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account, together with all instruments and (b) all documents of title representing any of the foregoing and all right, title, security and guaranties in favor of the Company with respect to any of the foregoing, as identified in Schedule 2.1(h) attached hereto;
                                          ---------------

          (i) all cash and cash equivalents of the Company related to the Business;

          (j) all prepaid expenses, deposits and deferred items in effect related to the Business as of the Closing Date and from which COMPS may derive future benefit; and

          (k) the goodwill and going concern value of the Company related to the Business.

     2.2  Excluded Assets. Notwithstanding Section 2.1 hereof, the Purchased
          ---------------                  -----------
Assets do not include the assets set forth on Schedule 2.2 attached hereto (the
                                              ------------
"Excluded Assets").

     2.3  Assumed Liabilities.
          -------------------

          (a) COMPS agrees to assume, satisfy and perform when due only those liabilities arising from the liabilities and obligations of the Company under the Purchased Assets which arise in the Ordinary Course of Business on or after the Closing Date and up to One Hundred Thousand Dollars ($100,000) of the outstanding subscription liability of the Business as of the Closing Date (collectively, the "Assumed Liabilities").

          (b) Other than the Assumed Liabilities, COMPS is not required to, and shall not assume, pay, perform, defend, discharge or guarantee or be deemed to have assumed, paid, performed, defended or discharged or guaranteed, or otherwise be responsible for any Liability, obligation or claim of any nature of the Company or the Business, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, or whether arising out of acts or occurrences prior to, at or after the date hereof. Without limiting the generality of the foregoing, Sellers shall remain liable for the payment of all Liabilities, obligations or claims to personnel employed by the Company (the "Company Employees") with respect to the notice and continuation coverage requirement of Section 4980B(e) of the Code and regulations thereunder for all Company Employees whose employment is terminated for whatever reason prior to the Closing, for all Company Employees who terminated employment prior to the Closing, payroll, overtime, accrued vacation time, holiday time, severance arrangements or worker's compensation of any nature which are accrued but unpaid as of the Closing Date or which accrued as a result of the consummation of the transactions contemplated herein.

     2.4  Purchase Price. Subject to the terms and conditions in this Agreement,
          --------------
as consideration for the Purchased Assets, COMPS agrees to pay, or cause to be paid, to the Company an aggregate purchase price of Eight Hundred Eighty Nine Thousand Six Hundred Ninety Two Dollars ($889,692) (the "Purchase Price"), payable in the following manner:

          (a) At the Closing, COMPS shall pay to the Company the sum of Two Hundred Seventy-Two Thousand Six Hundred Twenty-Six Dollars and Twenty Cents ($272,626.20) by wire transfer in immediately available funds to an account designated by the Company (the "Cash Purchase Price").

          (b) At the Closing, COMPS shall execute and deliver to the Company a subordinated convertible note (the "ARA-D/FW Promissory Note") substantially in the form of Exhibit A attached hereto, in the aggregate amount of Four Hundred
            ---------
Ninety-SevenThousand Sixty Five Dollars and Eighty Cents ($497,065.80) (the "ARA-D/FW Note Purchase Price"), payable in monthly installments of interest only and semi-annual installments of principal commencing one month after the Closing and continuing for forty-eight (48) consecutive months at which time the full balance of the principal and interest will be due and payable. The final maturity date of the ARA-D/FW Promissory Note shall be the forty-eighth (48) month after the Closing Date (the "ARA-D/FW Promissory Note Term"). The ARA-D/FW Promissory Note shall bear interest at a rate of eight percent (8%) per annum. Subject to the terms and conditions of the ARA-D/FW Promissory Note, in the event that (i) COMPS defaults under the terms of the ARA-D/FW Promissory Note as a result of its failure to make timely payments or (ii) COMPS' Net Worth is less than Ten Million Dollars ($10,000,000) at any time during the ARA-D/FW Promissory Note Term, (a "Default Event"), the outstanding balance of the principal and accrued interest due on the ARA-D/FW Promissory Note may be convertible into the common stock of COMPS ("COMPS Common Stock") during the period in which the Default Event has not been cured. The number of shares of COMPS Common Stock issuable upon such a conversion shall equal (i) the outstanding balance of the principal and accrued interest due on the Promissory Note at the time of conversion, divided by (ii) the average of the closing prices of a share of COMPS Common Stock on the Nasdaq National Market for thirty
(30) consecutive trading days ending on the trading day immediately preceding the day of the Default Event prior to issuance of the stock.

          (c) At the Closing, in consideration for that part of the Purchased Assets constituting the proprietary software used to operate the CBN (the "CBN Software"), COMPS shall execute and deliver to Seller a subordinated note (the "Software Purchase Promissory Note") substantially in the form of Exhibit B
                                                                  ---------
attached hereto, in the aggregate amount of One Hundred Twenty Thousand Dollars ($120,000.00) (the "Software Note Purchase Price"), payable in two semi-annual installments of interest and principal with the first payment due six (6) months after the Closing and the second and final payment due twelve (12) months after the Closing. The Software Purchase Promissory Note shall bear interest at a rate of eight percent (8%) per annum. Subject to the terms and conditions of the Software Purchase Promissory Note, in the event that (i) COMPS defaults under the terms of the Software Purchase Promissory Note as a result of its failure to make timely payments or (ii) COMPS' Net Worth is less than Ten

Million Dollars ($10,000,000) at any time during the Software Purchase Promissory Note Term, (a "Default Event"), the outstanding balance of the principal and accrued interest due on the Software Purchase Promissory Note may be convertible into the common stock of COMPS ("COMPS Common Stock") during the period in which the Default Event has not been cured. The number of shares of COMPS Common Stock issuable upon such a conversion shall equal (i) the outstanding balance of the principal and accrued interest due on the Software Purchase Promissory Note at the time of conversion, divided by (ii) the average of the closing prices of a share of COMPS Common Stock on the Nasdaq National Market for thirty (30) consecutive trading days ending on the trading day immediately preceding the day of the Default Event prior to issuance of the stock.

          (d) At and after the Closing, COMPS shall withhold up to Three Hundred Eighty Four Thousand Eight Hundred Forty Six Dollars ($384,846) of installments of the ARA-D/FW Note Purchase Price otherwise due under the ARA-D/FW Promissory Note as a holdback for any indemnity claims that COMPS may have hereunder (the "Holdback Amount"). Subject to the indemnification obligations of Sellers in Sections 5.2 and 5.3 below, the Holdback Amount shall be paid to the
           --------------------
Company eighteen (18) months after the Closing Date.

     2.5  Allocation of Aggregate Purchase Price. The Purchase Price shall be
          --------------------------------------
allocated among the Purchased Assets as set forth on Schedule 2.5 attached
                                                     ------------
hereto which allocation shall be in compliance with Section 1060 of the Code. COMPS and Sellers agree (i) to report the sale of the Purchased Assets for federal and state Tax purposes in accordance with the allocations set forth on
Schedule 2.5 and (ii) not to take any position inconsistent with such
------------
allocations on any of their respective Tax Returns. Schedule 2.5 shall be
                                                    ------------
delivered by COMPS within thirty (30) days after the completion of its next audited financial statements.

     2.6  Sales, Use and Other Taxes. Sellers shall be responsible for all sales
          --------------------------
and use Taxes, if any, arising out of the sale of the Purchased Assets to COMPS pursuant to this Agreement.

     2.7  Title. Title to the Purchased Assets shall pass to COMPS at the
          -----
Closing and the Purchased Assets shall be at the risk of the Sellers prior to the Closing.

     2.8  [Reserved]
          ----------

     2.9  Private Placement. The ARA-D/FW Promissory Note and the COMPS Common
          -----------------
Stock issuable under the ARA-D/FW Promissory Note (collectively, the "COMPS Securities") will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act and applicable state securities laws. Seller hereby agrees to take all actions and execute all subscription and other documents to qualify issuance of the COMPS Securities for such exemptions in the event that COMPS Common Stock is issuable under the terms of the ARA-D/FW Promissory Note.

     2.10 Closing.
          -------

          (a)  Time and Place. The consummation of the purchase and sale of the
               --------------
Purchased Assets under this Agreement (the "Closing") shall take place at the offices of

Brobeck, Phleger & Harrison LLP, San Diego, California at 10:00 a.m. on the Closing Date, or at such time and in such manner as the parties mutually agree.

          (b)  Closing Deliveries By Sellers. At the Closing, Sellers shall have
               -----------------------------
delivered or caused to be delivered to COMPS:

               (i) possession of all of the Purchased Assets, together will all files and Books and Records relating to the Purchased Assets;

               (ii)   a Bill of Sale substantially in the form of Exhibit C
                                                                  ---------
                      attached hereto, conveying good and marketable title in all of the Purchased Assets, duly executed by Sellers;

               (iii) an Assignment and Assumption Agreement by and among COMPS and Sellers substantially in the form of Exhibit D
                                                               ---------
                      attached hereto (the "General Assignment"), duly executed by Sellers;

               (iv) a Consent to Assignment of Contract by and between the Company and the Person other than the Company who is party to the Assumed Contract being assigned to COMPS, substantially in the form of Exhibit E attached hereto
                                                   ---------
                      (the "Consent to Assignment"), duly executed by the Company and each such other Person who is a party to the Assumed Contract;

               (v) an Intellectual Property Assignment of all of the Company Intellectual Property by and between COMPS and the Company, substantially in the form of Exhibit F attached
                                                            ---------
                      hereto (the "Intellectual Property Assignment"), duly executed by the Company;


               (vi) the Non-Competition Agreements by and between COMPS and each of the Company, the Stockholder and Bruce Brooks, respectively, substantially in the form of Exhibit G
                                                                 ---------
                      attached hereto, (the "Non-Competition Agreements") duly executed by the Company, the Stockholder and Bruce Brooks, respectively;

               (vii) Independent Contractor Agreements by and between COMPS and each of Elliott Flick and Bruce Brooks, respectively, substantially in the form of Exhibit H attached hereto
                                                   ---------
                      (the "Independent Contractor Agreements"), duly executed by each of Elliott Flick and Bruce Brooks, respectively;


               (viii) a certificate of an officer of the Company and of the
                      Stockholder, substantially in the form of Exhibit I
                                                                ---------
                      attached hereto, duly executed by the officer of the Company and the Stockholder;

               (ix) a certificate of the Secretary of the Company substantially in the form of Exhibit J attached hereto,
                                                   ---------
                      certifying as of the Closing Date (A) a true and complete copy of the organizational documents of the Company certified as of a recent date by the Secretary of State of Texas, (B) a certificate of each appropriate Secretary of State certifying the account status and existence of the Company in its state of incorporation and all states in which it is qualified to do business, (C) a true and complete copy of the resolutions of the board of directors of the Company and resolutions of the stockholders of the Company authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and (D) incumbency matters; and

              (x) such other documents as COMPS may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein

         (c)  Closing Deliveries By COMPS. COMPS shall have delivered or caused
              ---------------------------
to be delivered to Sellers:

              (i)    the Cash Purchase Price to the Company;

              (ii)   the ARA-D/FW Promissory Note, duly executed by COMPS;

              (iii)  the Software Purchase Promissory Note, duly executed by
                     COMPS;

              (iv)   the General Assignment, duly executed by COMPS;

              (v)    the Consent to Assignment, duly executed by COMPS;

              (vi) the Intellectual Property Assignment, duly executed by COMPS

              (vii)  the Non-Competition Agreements, duly executed by COMPS;

              (viii) a certificate of an officer of COMPS, substantially in the form of Exhibit K attached hereto, duly executed
                                 ---------
                     by COMPS; and

              (ix) the Independent Contractor Agreements, duly executed by COMPS.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

     Each Seller, jointly and severally, represents and warrants to COMPS as of the Closing, except as set forth in the Disclosure Schedule furnished to COMPS, specifically identifying the relevant section hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder (provided that the disclosure in such exceptions shall be true, complete and correct), as follows:

     3.1  Organization of the Company. The Company is a corporation duly
          ---------------------------
organized, validly existing, and in good standing under the laws of the State of Texas. The Company is duly authorized to conduct business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Company. The Company has full power and authority, and hold all Permits and authorizations necessary to carry on the Business and to own and use the Assets and Properties owned and used by the Company in the Business except where the failure to have such power and authority or to hold such Permit or authorization would not have a Material Adverse Effect on the Business. The Company has delivered to COMPS correct and complete copies of its charter documents and organizational documents, each as amended to date.

     3.2  Capital Stock of the Company. The authorized capital stock of the
          ----------------------------
Company consists of One Thousand (1000) shares of common stock, no par value, of which One Thousand (1000) shares are issued and outstanding as of the date hereof, and no shares in treasury. No preferred stock has been authorized or issued. The Company's capital stock is duly authorized, validly issued, fully paid and nonassessable. All such issued and outstanding shares of the Company have been issued to the Stockholder.

     3.3  Authority of the Company. The Company has all necessary power and
          ------------------------
authority and has taken all actions necessary to own, lease and operate its Assets and Properties and the Business as currently conducted and to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.4  Authority of Stockholder. Each Seller has all necessary power and
          ------------------------
authority and has taken all actions necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform her, his or its obligations hereunder, and no other proceedings on the part of each Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.5  No Affiliates. The Company does not have any Affiliates and is not a
          -------------
partner in any partnership or a party to a joint venture except for the Company's joint venture with Sendero.

     3.6  No Conflicts. The execution and delivery by Sellers of this Agreement
          ------------
does not, and the performance by Sellers of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby will not (with or without the lapse of time):

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents, other organizational documents or other documents, of the Company;

          (b) conflict with or result in a violation or breach of any term or provision of any law, Order, license, statute, rule or regulation applicable to any Seller, the Business or the Purchased Assets;

          (c) result in a breach of, or default under (or give rise to a right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which any of the Purchased Assets may be bound; or

          (d) result in an imposition of any Encumbrance on the Business or the Purchased Assets.

     3.7  Governmental Approvals and Filings. Except as set forth in the
          ----------------------------------
Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority, or any other Person or entity, on the part of any Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     3.8  Books and Records. Company Records and all other Books and Records of
          -----------------
the Company related to the Business as made available by Sellers to COMPS are true, correct and complete.

     3.9  Financial Statements. The Company has previously delivered to COMPS
          --------------------
the Financial Statements for the period ended December 31, 1997. The Company will deliver its Financial Statements for the period ended December 31, 1998 and for the six (6) month period ended June 30, 1999 within thirty (30) days after the Closing Date. The Financial Statements (i) are or will be, as the cases may be, true, correct and complete, (ii) are in accordance with the Company Records,
(iii) have been or will be, as the case may be, prepared in conformity with GAAP, and (iv) fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods covered thereby; provided, that the Interim Financial Statements lack footnotes
         --------
and certain other presentation items.

     3.10  Absence of Changes. Since the end of the period covered by the
           ------------------
Interim Financial Statements and up to the Closing Date, Sellers have conducted the Business only in the Ordinary Course of Business and there has not been any adverse change in, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on the Company, the Business, any of the Purchased Assets. Without limiting the generality of the foregoing, no event as described below has occurred without the prior written consent of COMPS since the end of the period covered by the Interim Financial Statements:

           (a) the Company has not sold, leased, transferred or assigned any of the Purchased Assets, tangible or intangible;

           (b) the Company has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving the Company, the Business or the Purchased Assets either involving more than $2,500 in any case, or $10,000 in the aggregate;

           (c) the Company has not accelerated, terminated, modified or cancelled any agreement, subscription, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $2,500 in any case, or $10,000 in the aggregate, which involves the Company, the Business or any Purchased Assets or by which the Company, the Business or any Purchased Assets are bound;

           (d) the Company has not granted any Encumbrance of any kind upon any of the Purchased Assets, tangible or intangible;

           (e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $2,500 in any case, or $10,000 in the aggregate;

           (f) the Company has not made any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $2,500 in any case or $10,000 in the aggregate;

           (g) the Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $20,000 in the aggregate;

           (h) the Company has not delayed or postponed the payment of accounts payable or other Liabilities of the Company outside the Ordinary Course of Business;

           (i) the Company has not cancelled, compromised or waived or released any right or claim (or series of related rights and claims) either involving more than $2,500 in any case, or $10,000 in the aggregate;

           (j) the Company has not granted any license or sublicense of any rights under or with respect to any Company Intellectual Property;

           (k) the Company has not experienced any material damage, destruction or loss (whether or not covered by insurance) to the Purchased Assets;

           (l) the Company has not made any loan to, or entered into any other transaction with, any the Company Employees;

           (m) the Company has not returned any deposits or received requests or, to the Knowledge of Sellers, threats to return any deposits in connection with any cancellation or, to the Knowledge of Sellers, threatened cancellation of any the Company Assumed Contracts;

           (n) the Company has not made any Tax election or settled or compromised any Federal, state, local or foreign income Tax liability;

           (o) the Company has not paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) involving more than $2,500 in any case, or $10,000 in the aggregate;

           (p) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, except for such agreements as may be terminable at will by the Company upon not more than thirty (30) days' notice or modified the terms of any existing contract or agreement;

           (q) the Company has not granted any increase in the base compensation of any of its officers and employees or hired any individuals earning any annual compensation, including salary, cash bonuses and commissions, in excess of $7,425 per month prorated;

           (r) the Company has not made any other change in employment terms for any of its officers or employees; and

           (s) the Company has not made any distributions of any kind to its stockholders for the period from July 1, 1999 to the Closing involving more than $35,000 in the aggregate.

     3.11  No Undisclosed Liabilities. Except as disclosed in the Disclosure
           --------------------------
Schedule or in the Financial Statements, there are no Liabilities or claims, nor any basis for any Liabilities or claims against, relating to or affecting the Business or the Purchased Assets, other than Liabilities incurred after the end of the period covered by the Interim Financial Statements in the Ordinary Course of Business which have not had, and could not be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Business or the Purchased Assets.

     3.12  Purchased Assets. Section 3.12 of the Disclosure Schedule contains a
           ----------------  ------------
complete and accurate schedule specifying the location of all of the Purchased Assets, where applicable, as of the Closing Date. The Company has good and marketable title to, or a valid leasehold interest in all of the Purchased Assets to be delivered to COMPS by Sellers, free and clear of all Encumbrances, except the Permitted Encumbrances. The Purchased Assets constitute all personal property of any nature owned by the Company and used in the operation of the Business, except for the Excluded Assets. All tangible personal property of the Company included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted. The Company shall be in actual possession of the Purchased Assets. The Purchased Assets include all the Intellectual Property necessary for the ownership and operation of the Business. All of the software in the Company Intellectual Property shall be fully functional and free of defects as delivered upon Closing. In the event the software in the Company Intellectual Property becomes defective or is not functional in the same manner that it functioned prior to the Closing as a result of (i) the source code or object code of such software being altered by COMPS, (ii) alteration of the location or configuration of network on which CBN resides; or (iii) alteration of the data entry or maintenance procedures by CBN as of the

Closing Date (collectively, the "Altered Software"), the representation in the immediately preceding sentence shall become null and void with respect to the Altered Software.

     3.13  Intellectual Property Rights. Schedule 2.1(e) contains a true,
           ----------------------------  ---------------
complete and correct list and summary description of all of Intellectual Property, other than goodwill, owned and/or used by the Company in the operation of the Business. The Company is not in violation of, or infringing upon, any Intellectual Property of any third party, and no claims have been asserted, nor is there any litigation pending or, to the Knowledge of Sellers, threatened claiming such infringement. Other than commercially available over-the-counter "shrink wrap" software, Section 3.13 of the Disclosure Schedule identifies each
                        ------------
item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement or permission. With respect to each such item: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect against the Company; (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company, nor to the Knowledge of Sellers, the other party to the license, sublicense, agreement or permission is in breach or default, and to the Knowledge of Sellers, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) neither the Company, nor to the Knowledge of Sellers, the other party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) with respect to each sublicense, the representations and warranties set forth in subsections
(i) through (iv) above are true and correct with respect to the underlying license; (vi) the underlying item of Intellectual Property is not subject to any outstanding Order; (vii) no Actions or Proceedings against Sellers are pending or, to the Knowledge of Sellers, are threatened which challenge the legality, validity or enforceability of the underlying item of Intellectual Property; and
(viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission. Sellers have delivered to COMPS complete and accurate copies of each agreement, registration and other documents relating to Intellectual Property set forth in Schedule 2.1(e).
                                                         ---------------

     3.14  Proprietary Information of Third Parties. No third party has claimed
           ----------------------------------------
or, to the Knowledge of Sellers, has reason to claim that any person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of the Business has: (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. No person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of the Business has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of the Business has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and Sellers have no reason to believe there will be any such employment or violation.

     3.15  Litigation. There are no Actions or Proceedings pending or, to the
           ----------
Knowledge of Sellers, threatened or anticipated against, relating to or affecting (i) the Company, the Purchased Assets or the Business or (ii) the transactions contemplated by this Agreement, and there is no basis for any such Action or Proceeding. No Seller is in default with respect to any Order relating to the Company, the Business or the Purchased Assets, and there are no unsatisfied judgments against any Seller, the Business or the Purchased Assets.

     3.16  Compliance with Law. Sellers are in compliance with all applicable
           -------------------
laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply, in each instance and in the aggregate, would not be expected to result in a Material Adverse Effect on the Business or the Purchased Assets. Sellers have not received any written notice to the effect that, or otherwise have been advised that, any of them are not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply would be expected to result in a Material Adverse Effect on the Business or the Purchased Assets.

     3.17  Contracts. The Company Assumed Contracts are all of the contracts,
           ---------
agreements and arrangements, whether written or oral, to which the Business and the Purchased Assets are bound. Each of the Company Assumed Contracts is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and the Company has performed all of its required obligations under, and is not, in any respect, in violation or breach of or default under, any such contract, agreement or arrangement. To the Knowledge of Sellers, the other parties to any such contract, agreement or arrangement are not in violation or breach of or default under any such contract, agreement or arrangement. None of the present or former Company Employees is a party to any oral or written contract or agreement prohibiting any of them from freely competing with other parties or engaging in the Business as now operated or proposed to be operated.

     3.18  Tax Matters. All Taxes imposed by the United States, by any state,
           -----------
municipality, other local government or other subdivision or instrumentality of the United States, or by any foreign country or any state or other government thereof, or by any other taxing authority, that are due and payable by the Company and all interest and penalties thereon, whether disputed or not, and which would result in the imposition of an Encumbrance on the Purchased Assets or the Company or against COMPS, other than Taxes which are not yet due and payable, have been paid in full. The reserves for Taxes reflected in the Financial Statements are sufficient for payment for all Taxes accrued through the respective dates thereof. All Tax Returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by the Company with respect to the Company Employees' withholding or other taxes have been duly made. Sellers are not delinquent in the payment of any tax, assessment or governmental charge or deposits which would result in the imposition of an Encumbrance on the Purchased Assets or against COMPS, and the Company has no tax, deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim, which would result in the imposition of any Encumbrances on the Business, the Purchased Assets or against COMPS. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, or waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes. The statute of limitations for all Tax Returns of the Company has expired for all federal, state, local and foreign Taxes, or the Tax Returns of the Company have been examined by the appropriate taxing authorities for all periods. The Company has delivered (i) the Tax Returns for the Company for the three most recent fiscal years and for any other tax years for which the applicable statute of limitations has not expired, and (ii) copies of all federal and state tax audits, if any. Such Tax Returns represent the true and correct taxable income of the Company.

     3.19  Real Property. The Company owns no parcel of real property and leases
           -------------
no real parcel of real property. COMPS shall not incur any liability arising from any real property owned or leased by the Company or the Stockholder.

     3.20  Environmental and Occupational Health Matters. The Company has not
           ---------------------------------------------
been and currently is not in violation (or alleged to be in violation) of any applicable statute, law or regulation relating to the environment or occupational health and safety ("Environmental and Occupational Laws"). There are no circumstances which may materially prevent or interfere with compliance in the future of any Environmental and Occupational Laws.

     3.21  Equipment. All equipment used by the Company in the conduct of the
           ---------
Business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of the Business as presently conducted. No such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. With respect to each item of equipment, the Company has not received notification that it is in violation, in any material respect, of any applicable building, zoning, subdivision, fire protection, health or other law, Order, ordinance or regulation and no such violation exists.

     3.22  Accounts Receivable. The accounts receivable and all other
           -------------------
receivables shown on the Financial Statements and on the Interim Financial Statements (subject to reserves for non-collectability as reflected therein), and all receivables acquired or generated by the Company since the end of the period covered by the Interim Financial Statements (subject to reserves for non-collectability as reflected on the books and financial statements of the Company), are bona fide receivables and represent amounts due with respect to actual, arms-length transactions entered into in the Ordinary Course of Business of the Company and are collectible, legal, valid and binding obligations of the obligors, and will be collected by the Company without counterclaim or setoff. Such reserves have been reflected on the books and financial statements of the Company in accordance with GAAP.

     3.23  Permits. No Permits are necessary for the Company to conduct the
           -------
Business in compliance with all applicable federal, state and local laws. Neither the execution, delivery or performance of this Agreement nor the mere passage of time will cause any Permits to be required by virtue of the execution, delivery or performance of this Agreement to enable the Company to conduct its business as now operated. There is no pending Action or Proceeding by any Governmental or Regulatory Authority which could affect the current conduct of the Company's business or of the conduct of the Company's business after the Closing.

     3.24  Benefit Plans. The Company has no Benefit Plans or any other similar
           -------------
plans.

           (a) The Company has no commitment, proposal, or communication to employees regarding the creation of any Benefit Plan or Plan. Neither the Company, an ERISA Affiliate or predecessor thereof has ever maintained, contributed to or been obligated to contribute to any Defined Benefit Plan or multiemployer plan (as defined in Section (3)(37) or 4001(a)(3) of ERISA) and no condition exists that presents a risk to the Company or an ERISA Affiliate of incurring a liability under Title IV of ERISA. Except as set forth in the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, (i) entitle any current or former employee or officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual.

     3.25  Labor and Employment Relations. The Company has no employees. There
           ------------------------------
are no pending or, to the Knowledge of Sellers, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person formerly employed by the Company.

     3.26  Certain Employees. Set forth in Section 3.26 of the Disclosure
           -----------------               ------------
Schedule is a list of the names of the Company Employees and consultants as of the date hereof involved in the management and operation of the Business, together with the title or job classification of each such person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 1998 (if applicable) and the current rate of pay for each such person on the date of this Agreement. Except as set forth in Section 3.26 of the Disclosure Schedule,
                                       ------------
none of such persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable on notice by the Company without cost or other liability to the Company.

     3.27  Insurance. Section 3.27 of the Disclosure Schedule correctly
           ---------  ------------
describes (by type, carrier, policy number, limits, premium, and expiration date) the material insurance coverages carried by the Company in connection with its ownership and operation of the Purchased Assets and the Business. As of the date of this Agreement, there is no material claim by the Company pending under any of the material Company insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such material Company insurance policies have been paid and, to the Knowledge of Sellers, are in material compliance with the terms of such policies. As of the date of this Agreement, the Company does not know of any threatened termination of, or material premium increase with respect to, any of its material insurance policies.

     3.28  Necessary Property. The Purchased Assets, owned or leased by or
           ------------------
licensed to the Company, constitute all of the property necessary for the conduct of the Business in the manner and to the extent presently conducted by the Company.

     3.29  Customers. The Company has previously provided to COMPS a true and
           ---------
correct list of the Company's customers during the 1998 fiscal year and the seven (7)-month period ended July 31, 1999. Except as set forth in the Disclosure Schedule, since December 31, 1998, no single customer or group of affiliated customers contributing more than $5,000 per annum to the gross revenues of the Business has stopped doing business with the Company, and to the

Knowledge of Sellers, no such customer has an intention to discontinue doing business or reduce the level of gross revenues from that in fiscal years 1998 or 1999 with the Company.

     3.30  Third Party Consents. No consent, approval or authorization of any
           --------------------
Seller is required in connection with the consummation of the transactions contemplated hereunder except as otherwise provided in Section 3.30 of the
                                                       ------------
Disclosure Schedule.

     3.31  Brokers. Sellers have retained William York, a broker in connection
           -------
with the transactions contemplated hereunder. COMPS does not have any nor will have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of any Seller.

     3.32  Year 2000 Compliance. For purposes of this Section: (i) "Year 2000
           --------------------
Processing" means processing by the Company Intellectual Property that manage and/or manipulate data involving dates, including single century formulas and multi-century formulas and dates on or after January 1, 2000; and (ii) "properly perform the Year 2000 Processing" means that the Company Intellectual Property will not cause an abnormally ending dating scenario within the application or result in incorrect values generated involving such dates. Sellers warrant that
(x) any version of Company Intellectual Property being transferred to COMPS, other than over-the-counter "shrink wrap" software, shall properly perform Year 2000 Processing, and (y) all other versions of Company Intellectual Property provided by the Company shall properly perform Year 2000 Processing. The Stockholder shall have the right to cure any Year 2000 Processing problems that arise from any Year 2000 process automatically provided that the Stockholder resolve such Year 2000 processing problem by December 1, 1999.

     3.33  Assignment of Company Revenue. Prior to the Closing Date, the Company
           ------------------------------
assigned its gross revenues derived from the Business to American Realty Corporation (the "Assignment Obligation"). As of the Closing Date, the Assignment Obligation will have terminated, the Company will have no obligations of any kind or nature to assign any portion of its gross revenues derived from the Business to American Realty Corporation, any of its Affliates or any other party and COMPS shall have all right, title and interest to any such gross revenue derived from the Business on and after the Closing Date free and clear of all Encumbrances.

     3.34  Investment Representations. Each Seller is an "accredited investor"
           --------------------------
within the meaning of the Securities Act. Seller is aware that the COMPS Securities issuable pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities laws, and agrees that the COMPS Securities will not be offered or sold in the absence of registration under the Securities Act and any applicable state securities laws or an exemption from the registration requirements of the Securities Act and any applicable state securities laws, which shall be accompanied by an opinion of counsel to such Seller satisfactory to COMPS and its counsel that registration of such securities is not required. Each Seller agrees not to transfer the COMPS Securities in violation of the provisions of any applicable federal or state securities laws. In this connection, each Seller represents that he, she or it is familiar with Rule 144 and Rule 145 promulgated by the SEC pursuant to the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each Seller understands that the offering and sale of the COMPS Securities is intended to be exempt from registration under the Securities Act, by virtue of the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement, and COMPS may rely on such representations, warranties and agreements in connection therewith. Each Seller is acquiring the COMPS Securities for his, her or its own account and for investment, and not with a view to the distribution thereof or with any present intention of distributing or selling any of the COMPS Securities except in compliance with the Securities Act. Each Seller represents that by reason of his, her or its business and financial experience, and the business and financial experience of those persons, if any, retained by such Seller to advise him, her or its with respect to his, her or its investment in the COMPS Securities, each Seller together with such advisors have knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment. The financial condition and investments of each Seller are such that such Seller is in a financial position to hold the COMPS Securities for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, his investment in the COMPS Securities. Each Seller has carefully examined this Agreement and all exhibits and schedules thereto and the COMPS SEC Filings. Each Seller acknowledges that COMPS has made available to him, her or it all documents and information that such Seller has requested relating to COMPS and has provided answers to all of such Seller's questions concerning COMPS and/or the COMPS Securities. In evaluating the suitability of the acquisition of the COMPS Securities hereunder, no Seller has not relied upon any representations or other information (whether oral or written) other than as set forth in the COMPS SEC Filings or as contained herein.

     3.35  Net Assets. Net Assets ("Net Assets") for May 31 1999 and as of the
           ----------
Closing Date is calculated as assets less liabilities as described in the May 31, 1999 balance sheet attached hereto (the "May 31 Balance Sheet"). The May 31 Balance Sheet is true, complete and accurate. The calculation of the Net Assets as of the Closing Date will be based on an accounting basis consistent with the May 31 Balance Sheet; specially, there shall be no adjustments for unearned revenue, federal or Texas franchise taxes, or accrued annual leave. The Stockholder agrees that there shall be an adjustment to the Purchase Price if the Net Assets as the Closing Date is less than Six Thousand Seven Hundred and Nine Dollars ($6,709). Such purchase price adjustment shall be in the form of an offset against the Promissory Note.

     3.36  Operating Profit. The aggregate net income of the Parramore, Inc. and
           ----------------                                  -------------------
CBN/ARA-HL for the first six (6) months of 1999 as described in the Interim
----------
Financial Statements (the "Pre-audited Net Income") shall not have decreased by more than Ten Thousand Dollars ($10,000) for the same period from the net income (cash basis adjusted) described in the audited version of the Interim Financial Statements (the "Audited Net Income") to be delivered within thirty (30) days following the Closing. In the event the Pre-audited Net Income is less than the Audited Net Income by more than Ten Thousand Dollars ($10,000), the Stockholder shall be obligated to indemnify COMPS pursuant to Section 5.2 below for an
                                                  -----------
amount equal the product of (i) five (5) times the difference between such Pre-audited Net Income and the Audited Net Income, multiplied by (ii) two (2). This
                                               ----------
product represents the annualized result.

     3.37  Material Misstatements and Omissions. The statements, representations
           ------------------------------------
and warranties of Sellers contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of the Company or the Sellers pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF COMPS
                    ---------------------------------------

    COMPS represents and warrants to Sellers as of the Closing, as follows:

     4.1   Organization of COMPS. COMPS is a corporation duly organized,
           ---------------------
validly existing, and in good standing under the laws of the State of Delaware. COMPS is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon COMPS. COMPS has full power and authority, and holds all Permits and authorizations necessary, to carry on the business in which it is engaged and to own and use the properties owned and used by it except where the failure to have such power and authority or to hold such license, permit or authorization would not have a Material Adverse Effect on COMPS.

     4.2   Authority of COMPS. COMPS has all necessary corporate power and
           ------------------
corporate authority and has taken all corporate actions necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other proceedings on the part of COMPS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by COMPS and constitutes a legal, valid and binding obligation of COMPS enforceable against COMPS in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     4.3   COMPS SEC Filings. COMPS has furnished or made available to Sellers
           -----------------
copies of all reports or registration statements filed by it with the SEC under the Securities Act and the Exchange Act for all periods since May 5, 1999, all in the form so filed (all the foregoing being collectively referred to as the "COMPS SEC Filings"). As of their respective filing dates, the COMPS SEC Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the COMPS SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of COMPS, including the notes thereto, included in the SEC Document comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the financial position of COMPS at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).


                                   ARTICLE V


                   ACTIONS BY THE PARTIES AFTER THE CLOSING
                   ----------------------------------------

     5.1  Survival of Representations, Warranties, Etc. The representations,
          --------------------------------------------
warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder notwithstanding any investigation, analysis or evaluation by COMPS or its designees of the Purchased Assets, Business, operations or condition (financial or otherwise) of the Company and the Purchased Assets and thereafter the representations and warranties of Sellers shall continue to survive in full force and effect for a period of two (2) calendar years after the Closing Date.

     5.2  Indemnification.
          ---------------

          (a)  By Sellers.  Sellers shall jointly and severally, indemnify,
               ----------
defend and hold harmless COMPS, and its officers, directors, employees, agents, successors and assigns (collectively the "COMPS Group") from and against any and all costs, losses (including, without limitation, diminution in value), Liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by Sellers in or pursuant to this Agreement, or in the other documents delivered in connection with the transactions contemplated in this Agreement,
(ii) any breach of any covenant, representation, warranty or agreement relating to the Business or CBN or the inaccuracy of any representation relating to the Business or CBN made by Sendero or its stockholder in or pursuant to that certain Stock Purchase Agreement by and among COMPS, Sendero and its stockholder dated August 27, 1999 (the "Sendero Purchase Agreement") or in the other documents delivered in connection with the transactions contemplated in Sendero Purchase Agreement to the extent such other documents relate to the Business or CBN, (iii) Actions or Proceedings set forth in the Disclosure Schedule or in the other documents delivered in connection with the transactions contemplated in this Agreement, (iv) any Liabilities of Sellers which relates to the Business and arises out of transactions entered into or events occurring prior to the Closing or (v) any Liabilities relating to the Worker Adjustment and Retraining Act of 1988, as amended.

          (b)  By COMPS.  COMPS shall indemnify, defend and hold harmless
               --------
Sellers and their officers, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by COMPS in or pursuant to this Agreement.

     (c)  Defense of Claims.  If any Action or Proceeding is filed or initiated
          -----------------
against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of any
                      --------  -------
indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Action or Proceeding, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party's cost, risk and expense (unless (i) the indemnifying party has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party fails to assume the defense of such Action or Proceeding within fifteen (15) days after receipt of notice thereof pursuant to this
Section 5.2, or (ii) the named parties to such Action or Proceeding include both
-----------
the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party; provided, however, that such Action or Proceeding shall not be compromised or
--------  -------
settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes defense of the Action or Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this
Section 5.2 and for any final judgment (subject to any right of appeal), and the
-----------
indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

               Regardless of whether the indemnifying party or the indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise or settlement for any Action or Proceeding under this Section 5.2.
                         -----------

               The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided,
                                                                       --------
however, that the indemnified party may, at its own cost, participate in the
-------
investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom. The indemnifying party shall pay all expenses due under this
Section 5.2 as such expenses become due.  In the event such expenses are not so
-----------
paid, the indemnified party shall be entitled to settle any Action or Proceeding under this Section 5.2 without the consent of the indemnifying party and without
           -----------
waiving any rights the indemnified party may have against the indemnifying party.

          (d)  Limitation on Indemnification
               -----------------------------
               (i) Sellers shall have no liability to any member of the COMPS Group, and COMPS shall have no liability to Sellers, for amounts payable pursuant to their respective indemnification obligations in this Section 5.2
                                                                 -----------
until the total of all Damages incurred by the indemnified party (i) exceeds Ten Thousand Dollars ($10,000) with respect to Section 3.36 only and (ii) exceeds
                                           ------------
Twenty Five Thousand Dollars ($25,000) in the aggregate for all other Damages (collectively the "Threshold Amount"), and then indemnification by the indemnifying party shall apply to all such Damages including the Threshold Amount;

               (ii) Sellers shall have no liability to any member of the COMPS Group, and COMPS shall have no liability to Sellers, pursuant to their respective indemnification obligations in this Section 5.2 to the extent that
                                               -----------
the total of all Damages paid by the indemnifying party pursuant to such indemnification obligations exceeds Three Hundred Eighty-Four Thousand Eight Hundred Forty-Six Dollars ($384,846) in the aggregate; and

               (iii) The limitation on COMPS' indemnification obligation in this
Section 5.2(d) shall not apply to any fraud or intentional breach by COMPS of
--------------
any representation, warranty, covenant or agreement or obligation of COMPS. The limitation on the Sellers' indemnification obligation in this Section 5.2(d)
                                                              --------------
shall not apply to (i) any fraud or intentional breach by Sellers of any representation, warranty, covenant or agreement or obligation of Sellers, (ii) any breach of the representations and warranties by Sellers in Sections 3.18 and
                                                               -------------
3.35 and (iii) any discrepancies in the calculation of the account receivables
----
stated in the Interim Financial Statements and the account receivables stated in the Financial Statements. The limitation on Sellers' indemnification obligation in Section 5.2(d)(ii) shall not apply to any breach of the representations and
   ------------------
warranties by Sellers in Section 3.36.
                         ------------

     5.3  Offset.
          ------

          (a) In addition to any other rights and remedies available to COMPS herein, COMPS shall have the right to offset any amounts to which it may be entitled under Section 5.2 above against (i) the Holdback Amount and (ii)
               -----------
amounts otherwise payable under the ARA-D/FW Promissory Note (collectively the "Offset Amount"). If COMPS elects to offset any

Offset Amount against the Holdback Amount or the ARA-D/FW, Promissory Note, COMPS shall promptly notify the Company in writing (the "Offset Notice") by certified mail (return receipt requested) or by a nationally recognized overnight courier service (e.g., Federal Express) of the amount, nature and basis of the offset. In the event the Company disputes COMPS' offset, the Company shall notify COMPS of the dispute in writing (the "Dispute Notice") by certified mail (return receipt requested) or a nationally recognized overnight courier service within ten (10) days of COMPS' mailing of the Offset Notice. If no Dispute Notice is given within such ten (10) day period, the COMPS offset described in the Offset Notice shall be deemed agreed between the parties and the Offset Amount offset against the Holdback Amount or the ARA-D/FW Promissory Note shall be subtracted from the Holdback Amount or the outstanding principal balance of the ARA-D/FW Promissory Note, as the case may be, at such time. In the event a Dispute Notice is timely delivered to COMPS, COMPS and the Company shall first use their best efforts to resolve such dispute among themselves within ten (10) days following COMPS' receipt of the Dispute Notice. If COMPS and the Company are unable to resolve the dispute within such ten (10) day period, COMPS and the Company agree to settle the dispute by binding arbitration, in accordance with Section 6.10 below In the event of a dispute,
                                ------------
the Offset Amount to be offset and all interests accrued thereon shall not be released to the Company pursuant to Section 2.4(b) hereof (and the terms of the
                                    --------------
ARA-D/FW Promissory Note), but shall be held by COMPS until such dispute is resolved.

         (b)  The exercise of an offset by COMPS pursuant to Section 5.3(a)
                                                              --------------
above, whether or not ultimately determined to be justified, will not constitute an event of default under the ARA-D/FW Promissory Note or any instrument securing the ARA-D/FW Promissory Note. Neither the exercise of nor the failure to exercise such right of offset will constitute an election of remedies or limit COMPS in any manner in the enforcement of any other remedies that may be available to it.

     5.4  Further Assurances. In case at any time after the Closing any further
          ------------------
action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under this Article 5).

     5.5  Restricted Securities. (a) Transfer of this Note or Securities on
          -----------------------------------------------------------------
Conversion Thereof. With respect to any proposed offer, sale, assignment or
------------------
other disposition of the Promissory Note or securities into which the Promissory Note may be converted, the Company will provide (i) written notice to COMPS prior thereto, describing briefly the proposed offer, sale or other disposition,
(ii) a written opinion of the Company's counsel, reasonably satisfactory to COMPS and accompanied by such supporting documents as COMPS may reasonably request, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect) and (iii) the party acquiring the Promissory Note has agreed in writing for the benefit of COMPS to be bound by the terms of the Promissory Note. Promptly upon receiving the foregoing, COMPS as promptly as practicable, shall notify the Company whether the Company may sell or otherwise dispose of this Promissory Note or such securities, all in accordance with the terms of the notice delivered to COMPS. If a determination has been made pursuant to this
Section 5.5 that the opinion of counsel for the Company is not reasonably
-----------
satisfactory to COMPS or the party acquiring the Promissory Note has not agreed to be bound by the terms of the Promissory Note, COMPS shall so notify the Company promptly after such determination has been made. The Promissory Note thus transferred and each certificate representing the securities thus transferred shall bear the legends set forth in below. COMPS shall be entitled to issue stop transfer instructions to its transfer agent in connection with such restrictions.

          (b)  No Stockholder Rights. Nothing contained in this Agreement or the
               ---------------------
Promissory Note shall be construed as conferring upon the Company or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of COMPS or any other matters or any rights whatsoever as a stockholder of COMPS; and no dividends or interest shall be payable or accrued in respect of the Promissory Note or the interest represented hereby or the Common Stock into which the Promissory Note is convertible until, and only to the extent that, the Promissory Note shall have been converted.

          (c)  Legends. The Company understands that the Promissory Note and the
               -------
certificates evidencing the Securities issuable under the Promissory Note may bear one or all of the following legends:

                    (i) NEITHER THIS CONVERTIBLE SUBORDINATED PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES, OR DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.

                    (ii) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE
                         SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN THE 8% CONVERTIBLE SUBORDINATED PROMISSORY NOTE BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

                    (iii) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the Code.


          (d) California Commissioner of Corporations. THE SALE OF THE
              ---------------------------------------
SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT AND THE PROMISSORY NOTE HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT AND THE PROMISSORY NOTE ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

          (e) Market Stand-Off Agreement. During the period of duration (not to
              --------------------------
exceed 180 days) specified by COMPS and an underwriter of Common Stock or other securities of COMPS, following the effective date of any registration statement of COMPS filed under the Act, the Company shall not, to the extent requested by COMPS and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to transferees or donees who agree to be similarly bound) any securities of COMPS held by it at any time during such period except Common Stock included in such registration. In order to enforce the foregoing covenant, COMPS may impose stop-transfer instructions with respect to the Common Stock of the Company (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

     5.6  Post-Closing Subscription and Server Hosting Covenants.
          ------------------------------------------------------

          (a) The Stockholder hereby represents and warrants that it will at no cost to COMPS, provide a physical space, accessible by COMPS employees and service providers, and electrical power necessary to operate the web server for CBN at the offices of the Stockholder for one (1) year after the Closing. The Stockholder agrees to provide access to the CBN web server at the Stockholder's Office through December 31, 1999.

          (b) Bruce Brooks hereby represents and warrants that he will, at no cost to COMPS, host and maintain the server necessary to operate the CBN at the offices of the Stockholder for one (1) year after the Closing.

                                  ARTICLE VI


                                 MISCELLANEOUS
                                 -------------

     6.1  Notices. All notices, requests and other communications hereunder must
          -------
be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

          If to Sellers, to:

               ARA-D/FW, Inc.
               712 Congress Avenue
               Austin, Texas  78701
               Facsimile No: ______________
               Attention: _________________



               American Realty, Inc.
               712 Congress Avenue #200
               Austin, Tx. 78701
               Facsimile No.:______________
               Attention: _________________

          If to COMPS, to:

               COMPS.COM, INC.
               9888 Carroll Centre Road, Suite 100
               San Diego, CA  92126-4580
               Facsimile No:  (619) 684-3292
               Attention:  Christopher A. Crane

          with copies to:

               Brobeck, Phleger & Harrison LLP
               550 West "C" Street
               Suite 1300
               San Diego, CA  92101
               Facsimile No.:  (619) 234-3848
               Attention:  Craig S. Andrews, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 6.1, be deemed given upon
                                              -----------
delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 6.1, be deemed given upon receipt, and (iii) if
                 -----------
delivered by mail in the manner described above to the address as provided in this Section 6.1, be deemed given upon receipt (in each case regardless of
     -----------
whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     6.2  Entire Agreement. This Agreement (and all Exhibits and Schedules
          ----------------
attached hereto, all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto.

     6.3  Waiver. Any term or condition of this Agreement may be waived at any
          ------
time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

     6.4  Amendment. This Agreement may be amended, supplemented or modified
          ---------
only by a written instrument duly executed by or on behalf of each party hereto.

     6.5  No Third Party Beneficiary. The terms and provisions of this Agreement
          --------------------------
are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 6.5.
                                   -----------

     6.6  No Assignment; Binding Effect. Neither this Agreement nor any right,
          -----------------------------
interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that any party's rights to indemnification under Article 5 may
                                                                 ---------
be freely assigned. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     6.7  Headings. The headings used in this Agreement have been inserted for
          --------
convenience of reference only and do not define or limit the provisions hereof.

     6.8  Severability. If any provision of this Agreement is held to be
          ------------
illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

     6.9  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Texas applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

     6.10 Arbitration and Venue. Any controversy or claim arising out of or
          ---------------------
relating to this Agreement or the making, performance or interpretation thereof shall be submitted to arbitration in San Diego, California, pursuant to the rules and procedures of the American Arbitration Association before a panel of three arbitrators. The ruling of the arbitrator shall be final, and judgment thereon may be entered in any court having jurisdiction. If any question is submitted to a court of law for resolution, then the Superior Court of the County of San Diego or the United States District Court having jurisdiction in the County of San Diego shall be the exclusive court of competent jurisdiction for the resolution of such question. Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each party will bear its own attorneys' fees, unless otherwise decided by the arbitrator. The parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Each party shall be entitled to pre-hearing discovery as provided in California Code of Civil Procedure Section 1283.05

     6.11  Consent to Jurisdiction and Forum Selection. The parties hereto agree
           -------------------------------------------
that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the State and Federal courts located in the County of San Diego, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 6.11. Each party hereby waives any right it may have to assert the
     ------------
doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of San Diego, State of California shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 6.11 by registered or certified mail,
                                   ------------
return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section
                                                                      -------
6.1 of this Agreement for the giving of notice. Any final judgment rendered
---
against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

     6.12  Expense. Except as otherwise provided in this Agreement, the Sellers
           -------
and COMPS shall pay their own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

     6.13  Construction. No provision of this Agreement shall be construed in
           ------------
favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party. This Agreement shall at all times be construed so as to carry out the purposes stated herein.

     6.14  Counterparts. This Agreement may be executed in any number of
           ------------
counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

                              "COMPS"

                              COMPS.COM, INC.,

                              a Delaware corporation

                              By:  /s/ CHRIS FENTON
                                 ------------------------------
                                 Chris Fenton
                                 Vice President

                              "COMPANY"

                              ARA-D/FW, INC.,
                              a Texas corporation

                              By: /s/ BRUCE BROOKS
                                 ------------------------------

                              Name: Bruce Brooks
                                   ----------------------------

                              Title: Vice President
                                     --------------------------


                              "STOCKHOLDER"

                              AMERICAN REALTY, INC.


                              By: /s/ BRUCE BROOKS
                                 ------------------------------

                              Name:  Bruce Brooks
                                   ----------------------------

                              Title:  Vice President
                                    ---------------------------


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